UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT

COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

NAME: COLUMBIA FUNDS SERIES TRUST III

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

One Financial Center

Boston, MA 02111-2621

TELEPHONE NUMBER:

(800) 345-6611

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

WITH A COPY TO:

Robert M. Kurucza, Esq.

Goodwin Procter LLP

901 New York Avenue, N.W.

Washington, DC 20001

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES  ☒    NO  ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be fully signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 25th day of November 2009.

COLUMBIA FUNDS SERIES TRUST III

By:	/s/ Michael G. Clarke
Michael G. Clarke
Senior Vice President and Chief Financial Officer

Attest:

/s/ Peter Fariel
Peter Fariel
Assistant Secretary

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